Exhibit 10.2

TREX COMPANY, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of January 1, 2008 (the “Effective Date”) by and between TREX COMPANY, INC., a Delaware corporation (the “Company”), and RONALD W. KAPLAN, a key employee of the Company (the “Eligible Employee”).

RECITALS:

WHEREAS, the Eligible Employee has been appointed the President and Chief Executive Officer of the Company and will be important in developing and expanding the business and operations of the Company and will possess valuable knowledge and skills with respect to such business;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that it is in the best interests of the Company to encourage the Eligible Employee’s employment with and dedication to the Company and has authorized the Company to enter into this Agreement;

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the payment of compensation to the Eligible Employee in the event of a termination of the Eligible Employee’s employment in connection with a Change in Control (as defined herein) during the term of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the agreements and covenants set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Except as otherwise provided in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in this Section 1.

(a)	“Administrator” means the Committee or such other person or persons appointed from time to time by the Committee.

(b)	“Affiliate” means any “parent corporation” and any “subsidiary corporation” of the Company, as such terms are defined in Section 424 of the Code.

(c)	“Board” means the Board of Directors of the Company.

(d)

“Cause” means one of the following reasons for which the Eligible Employee’s employment with the Employer is terminated: (1) Eligible Employee’s willful or grossly negligent misconduct that is materially injurious to the Employer; (2) Eligible Employee’s embezzlement or misappropriation of funds or property of the Employer; (3) Eligible Employee’s conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) Eligible Employee’s conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (5) Eligible Employee’s willful failure or refusal by the Eligible Employee to devote his full business time (other than on account of disability or approved leave) and attention to the performance of his duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to the Eligible Employee by the Board.

(e)	“Change in Control” means the first of the following events to occur after the Effective Date:

(1) The consummation of a transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, within the 12-month period ending on the date of such person’s most recent acquisition, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 35% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the other corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(2) The consummation of (a) a merger, consolidation, or similar extraordinary event involving the Company and another entity where the stockholders of the Company, immediately prior to the merger, consolidation or similar extraordinary event, will not beneficially own, immediately after the merger, consolidation or similar extraordinary event, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (b) a sale or other disposition of all or substantially all of the assets of the Company; or

(3) During any 24-month period, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such 24-month period.

(f)	“Change in Control Severance Benefits” means the benefits payable pursuant to Section 3 of this Agreement.

(g)	“Change in Control Protection Period” means the period commencing on the later of (1) the date that is 90 days before the date a Change in Control occurs or (2) the Effective Date, and ending on the second anniversary of the date the Change in Control occurs.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Disability” shall have the meaning given that term under the Trex Company, Inc. Disability Plan, as in effect at the time a determination of Disability is to be made.

(j)	“Employer” means the Company or an Affiliate.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)	“Final Pay” means the sum of (1) the greater of (A) the Eligible Employee’s annual base salary in effect immediately prior to the Change in Control, or (B) the Eligible Employee’s annual base salary in effect at the time employment terminates, and (2) the greater of (A) the Eligible Employee’s targeted cash bonus for the year in which the Change in Control occurs, (B) the Eligible Employee’s targeted cash bonus for the year in which employment terminates or (C) the actual cash bonus earned by the Eligible Employee for the year immediately prior to the year in which employment terminates.

(m)	“Good Reason” means, without the specific written consent of the Eligible Employee, any of the following:

(1) A material and adverse change in the Eligible Employee’s status or position(s) as an officer or management employee of the Employer as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in his status or position as an employee of the Employer as a result of a material diminution in his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Employer is no longer publicly owned) or the assignment to him of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Employer that is cured promptly upon his giving notice), or any removal of the Eligible Employee from or any failure to reappoint or reelect him to such position(s) (except in connection with the Eligible Employee’s Severance other than for Good Reason).

(2) A 10% or greater reduction in the Eligible Employee’s base salary and targeted bonus from the base salary and targeted bonus that was in effective immediately prior to the occurrence of a Change in Control, but disregarding any reduction in targeted bonus which occurs in accordance with the terms of any written bonus program as it reads immediately prior to the occurrence of a Change in Control.

(3) The failure by the Employer or any successor to continue in effect any employee benefit plan (excluding any equity compensation plan) in which the Eligible Employee is participating at the time of the Change in Control (or plans providing the Eligible Employee with similar benefits that are not materially reduced in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the Change in Control; or the taking of any action, or the failure to act, by the Employer or any successor which would adversely affect the Eligible Employee’s continued participation in any of such plans on at least as favorable a basis to him as is the case on the date of the Change in Control or which would materially reduce his benefits under any of such plans.

(4) The Employer’s requiring the Eligible Employee to be based at an office that is both more than 50 miles from where his office is located immediately prior to the Change in Control and further from his then current residence, except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which the Eligible Employee undertook on behalf of the Employer prior to the Change in Control.

(5) A material breach by the Employer of this Agreement, which breach is not cured within 15 business days after written notice thereof is given to the Employer by the Eligible Employee

(n)	“Incentive Plan” means the Trex Company, Inc. 2005 Stock Incentive Plan (or a successor plan).

(o)	“Severance” means (1) the involuntary termination of the Eligible Employee’s employment by the Employer, other than for Cause, death or Disability or (2) a termination of the Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, during the Change in Control Protection Period; provided, however, that in each case the termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulations thereunder.

(p)	“Severance Date” means the date on which the Eligible Employee incurs a Severance.

2. Term of Agreement. This Agreement shall remain in effect during the term of the Employment Agreement executed by the Employer and the Eligible Employee contemporaneously herewith.

3. Change in Control Severance Benefits.

(a)	Generally. Subject to subsections (h) and (i) below and Section 4, the Eligible Employee shall be entitled to the Change in Control Severance Benefits provided in this Section 3 if he incurs a Severance during the Change in Control Protection Period. If the Eligible Employee becomes entitled to receive compensation or benefits under the terms of this Section 3, such compensation or benefits will be in lieu of any other severance or other benefits payable under any plan, program, policy or practice of or agreement or other arrangement between the Eligible Employee and the Company.

(b)	Payment of Accrued Obligations. If the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall pay to him a lump sum payment in cash, no later than 10 days after the Severance Date (or the date of the Change in Control, if later), equal to the sum of (1) the Eligible Employee’s accrued annual base salary and any accrued vacation pay through the Severance Date, (2) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date; and (3) the Eligible Employee’s targeted cash bonus for the year in which the Severance occurs, pro-rated based upon the number of days the Eligible Employee was employed during such year.

(c)	Payment of Severance. Subject to subsections (h) and (i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall pay to him a lump sum cash payment, no later than 10 days after the Severance Date (or the date of the Change in Control, if later), equal to two and ninety-nine one-hundredths (2.99) times the Eligible Employee’s Final Pay.

(d)	[Intentionally Omitted].

(e)

Immediate Vesting of Equity-Based Compensation Awards upon a Change in Control. Subject to subsections (h) and (i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, (1) the unexercised portions of all Options and SARs (as defined in the Incentive Plan) granted to the Eligible Employee under the Incentive Plan that have not expired or been forfeited pursuant to their terms shall automatically accelerate and become fully exercisable, (2) the restrictions and conditions on all outstanding Restricted Stock (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall immediately lapse, and (3) all outstanding Restricted Stock Units and Restricted Stock (as defined in the Incentive Plan) granted to the Eligible Employee that are based upon performance of the Company over a certain period of time shall become payable at the Eligible Employee’s target payment for the relevant performance period (regardless of the amount of the relevant performance period that precedes the Change in Control and Severance); provided, however, that, where a Severance precedes the Change in Control (i.e., by operation of clause (1) of Section 1(g)) and the terms of any award granted to the Eligible Employee under the Incentive Plan would otherwise call for the forfeiture of such award upon the termination of the Eligible Employee’s employment with the Company, such award shall not be deemed to be forfeited on account of the Eligible Employee’s Severance and shall remain outstanding (subject to the other terms of the award, including its original term) as if the Change in Control preceded the Severance.

(f)	Benefit Continuation. Subject to subsections (h) and (i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for 18 months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Code) (the “Welfare Benefit Continuation Period”), the Company shall cover the Eligible Employee under the same type of Employer-sponsored group health plan and dental plan (e.g., individual or family coverage) and group life insurance in which he was covered as of immediately prior to his Severance Date. The Eligible Employee shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if the Eligible Employee had continued to be an employee of the Employer during the Welfare Benefit Continuation Period.

For each month during the Welfare Benefit Continuation Period in which the Eligible Employee’s continued coverage under an insured plan is not possible, the Company shall, in lieu of providing the coverage described in the preceding paragraph, make a monthly cash payment to the Eligible Employee equal to the monthly premium the Employer would be charged for coverage of a similarly-situated employee. The Company shall not be obligated to “gross up” or otherwise compensate the Eligible Employee for any taxes due on amounts paid pursuant to the preceding sentence.

Notwithstanding any other provision of this subsection (f), the Company’s obligation to provide continued coverage (or, in lieu thereof, make a cash payment) pursuant to this subsection (f) shall expire on the date the Eligible Employee becomes covered under one or more plans sponsored by a new employer (other than a successor to the Company) that, at the sole discretion of the Administrator, are determined to provide coverage at least equivalent in the aggregate to the benefits continued under this subsection (f). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period.

(g)	Outplacement Services. Subject to subsection (i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall provide him with reasonable outplacement services for up to 12 months following the Severance Date.

(h)	Release. The Eligible Employee shall not be eligible to receive any Change in Control Severance Benefits provided in this Section 3 (other than payments under Section 3(b)) unless he first executes a written release and agreement provided by the Company substantially in the form attached hereto as Exhibit A and does not revoke such release and agreement within the time permitted therein for such revocation.

(i)	Restriction on Timing of Distribution. Anything in this Agreement to the contrary notwithstanding, if (1) on the Eligible Employee’s Severance Date, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such termination, the Eligible Employee would receive any payment that, absent the application of this Section 3(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (x) six months after the Eligible Employee’s Severance Date, (y) the Eligible Employee’s death or (z) such other date as will cause such payment not to be subject to such interest and additional tax.

4. Reduction of Change in Control Severance Benefits.

(a)	Reduction of Payments. If the Eligible Employee’s receipt of compensation or benefits under the terms of Section 3 (collectively, a “Payment”) would cause the Eligible Employee to become subject to the excise tax imposed under Section 4999 of the Code, the Company shall reduce the Payment to the extent necessary to avoid the application of such excise tax, with the Eligible Employee having the option to elect which component(s) of the Payment are so reduced.

(b)	Determination. The determination that the Eligible Employee’s Payment would cause him to become subject to the excise tax imposed under Section 4999 of the Code and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a Change in Control. The firm’s expenses shall be paid by the Company.

(c)	Payment of Remaining Benefits. If a determination is made that the Eligible Employee’s Change in Control Severance Benefits provided in Section 3(c) must be reduced, payment of the remaining Change in Control Severance Benefits provided in Section 3(c) shall be made in a lump sum cash payment no later than 10 days after the latter of the Severance Date or the date the determination is made.

5. Taxes; Withholding. The Eligible Employee shall be responsible for the payment of all applicable local, state and federal taxes associated with the Eligible Employee’s receipt of Change in Control Severance Benefits hereunder, and the Company shall have the right to deduct from any distributions hereunder any such taxes or other amounts required by law to be withheld therefrom.

6. Claims Procedures.

(a)	Applications for Benefits and Inquiries. Any application for benefits, inquiries about this Agreement or inquiries about present or future rights under this Agreement must be submitted to the Administrator in writing.

(b)	Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the review procedure, including the applicant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. This written notice will be given to the applicant within 90 days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional 90 days. If an extension of time is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render a decision on the application.

(c)	Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a written request for a review to the Administrator within 60 days after the application is denied. The Administrator will give the applicant (or his or her authorized representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.

(d)	Decision on Review. The Administrator will provide written notice of its decision on review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days). If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render a decision on review. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reasons for the decision, the specific provisions of this Agreement upon which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim for benefits, and a statement of the applicant’s right to bring an action under Section 502(a) of ERISA.

(e)	Rules and Procedures. The Administrator may establish rules and procedures, consistent with this Agreement and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.

7. General Provisions

(a)	Amendment and Termination. This Agreement may not be terminated prior to the end of its term without the written consent of the Eligible Employee. This Agreement may be amended by the Committee at any time; provided, however, that this Agreement may not be amended without the written consent of the Eligible Employee if such amendment would in any manner adversely affect the rights of the Eligible Employee under this Agreement.

(b)	Assignment. Except as otherwise provided herein or by law, no right or interest of the Eligible Employee under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective. Notwithstanding the preceding sentence, if the Eligible Employee is unable to care for his affairs when a payment is due under this Agreement to the Eligible Employee, payment may be made directly to his legal guardian or personal representative.

(c)	Compliance with Section 409A. The parties intend that this Agreement and its performance shall be in compliance with applicable requirements of Section 409A of the Code so as not to subject the Eligible Employee to additions to tax and interest under Section 409A(a)(1)(B). If either party reasonably determines that any payment obligation under this Agreement will cause the Eligible Employee to incur tax obligations under Section 409A(a)(1)(B) of the Code, then the parties shall work together in good faith to adopt amendments to this Agreement or to participate in any available IRS voluntary corrections program, as appropriate to enable the Eligible Employee to avoid such tax obligations.

(d)	Governing Law. This Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia to the extent not preempted by federal law, without regard to any conflict of laws principles that would apply the law of another jurisdiction.

(e)	Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

(f)	Headings and Terms. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. Capitalized terms shall have the meanings given herein. Singular nouns shall be read as plural and masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(g)	No Assurance of Employment. Neither the execution and delivery of this Agreement by the Company and the Eligible Employee nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving the Eligible Employee the right to be retained in the service of the Employer, and the Eligible Employee shall remain subject to discharge to the same extent as if this Agreement had never been entered into.

(h)	Successors. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including the Eligible Employee and any successor to the Company. If the Eligible Employee incurs a Severance during the Change in Control Protection Period but dies before his Change in Control Severance Benefits have been fully paid, any unpaid amounts shall be paid to the executor, personal representative or administrators of the Eligible Employee’s estate in a lump sum payment no later than the fifteenth day of the third calendar month following the Eligible Employee’s death.

(i)	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed, in the case of the Eligible Employee, to the Eligible Employee’s address as shown on the Company’s records, and, in the case of the Company or the Administrator, to the Company’s principal office, to the attention of the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(j)	Entire Agreement. This Agreement, together with the Employment Agreement executed contemporaneously herewith, and the SAR and Restricted Stock Agreements reflecting the grants described in the Employment Agreement, sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day first above written.

TREX COMPANY, INC.

By:	/s/ Anthony J. Cavanna
Name:	Anthony J. Cavanna
Title:	Chairman of the Board

ELIGIBLE EMPLOYEE

/s/ Ronald W. Kaplan
Name:	RONALD W. KAPLAN